EX-99.77K CHNG ACCNT

Change in Independent Registered Public Accounting Firm

The Funds engaged Ernst & Young, LLP (“E&Y”) as the independent registered public accounting firm for the fiscal year ending November 30, 2012. E&Y replaces Tait, Weller & Baker LLP (“TWB”), the Predecessor Funds’ previous independent registered public accounting firm, who was dismissed upon completion of the tax-free reorganization. The engagement of E&Y as accountants of the Funds was approved by the Audit Committee of the Board of Trustees on November 7, 2011. During the periods that TWB served as the Predecessor Funds’ independent registered public accounting firm and through February 26, 2012, TWB’s audit reports contained no adverse opinion or disclaimer of opinion; nor were its reports qualified or modified as to uncertainty, audit scope, or accounting principle. There were no disagreements between the Funds and TWB on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

August 30, 2012

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549-7561

Dear Sirs/Madams:

We have read Item 77K of the American Beacon Stephens Small Cap Growth and Stephens Mid-Cap Growth Funds’ Amended Form N-SAR dated July 30, 2012 and we agree with the statements made therein.

Yours truly,

Tait, Weller & Baker LLP